                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Quest for Value Funds:

     We consent to the use in this  Registration  Statement of Oppenheimer Quest
Balanced Fund (one of the  portfolios  constituting  the  Oppenheimer  Quest for
Value Funds),  of our report dated December 13, 2007,  included in the Statement of Additional Information,  which is part of such Registration Statement, and to the references to our firm under the headings "Financial  Highlights"  appearing in the  Prospectus,  which  is  also  part of such  Registration  Statement  and
"Independent  Registered  Public  Accounting Firm" appearing in the Statement of
Additional Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
January 30, 2008